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                                                                      EXHIBIT 11



                             ONEITA INDUSTRIES, INC.
              Statement Regarding Computation of Per Share Earnings
         For the Years Ended September 26, 1998, September 27, 1997 and
                               September 28, 1996
                    (In thousands, except per share amounts)


                                                                        Years Ended
                                                   --------------------------------------------------
                                                   Sept. 26, 1998     Sept. 27, 1997   Sept. 28  1996
                                                   --------------     --------------   --------  ----
Net loss per share:

   Net loss .................................         $(40,373)         $(40,656)         $(53,693)
                                                      ========          ========          ========

   Shares:
     Weighted average shares ................            9,149             9,149             7,084
     Add shares related to dilutive effect of
       outstanding stock options ............             --                --                --
                                                      --------          --------          --------
     Weighted average number of shares
        outstanding .........................            9,149             9,149             7,084
                                                      ========          ========          ========

   Net loss per share .......................         $  (4.41)         $  (4.44)         $  (7.58)
                                                      ========          ========          ========